Exhibit 99.1

4800 Montgomery Lane Suite 800 Bethesda, MD 20814	t (240) 497-9024 f (240) 627-4121	www.nwbio.com Nasdaq: NWBO

NW Bio Announces Decision to Voluntarily Withdraw from Nasdaq Listing and Begin Trading on OTC Market

BETHESDA, Md., December 7, 2016 - Northwest Biotherapeutics (Nasdaq: NWBO) (“NW Bio” or the “Company”), a biotechnology company developing DCVax® personalized immune therapies for solid tumor cancers, today announced that the Nasdaq Staff has not accepted the Company’s plan of remediation for certain violations of Listing Rules previously reported, and the Company has notified Nasdaq of its intention to voluntarily withdraw the Company’s common stock from listing on Nasdaq. Upon withdrawal from Nasdaq, the Company plans to begin trading on the over-the-counter (OTC) market.

Pursuant to Nasdaq Listing Rule 5840(j), the Company is required to give Nasdaq ten days’ notice of the voluntary withdrawal, and this period cannot be shortened. As a result, trading on Nasdaq is expected to be suspended on or about December 19, 2016, and trading in the Company’s stock on the OTC is expected to begin the same day, as the Company anticipates a seamless transition.

The Company will file a Form 25 with the Securities and Exchange Commission on December 19. The delisting is expected to become effective 10 calendar days later. During this 10-day period, the Company’s stock is anticipated to be trading on the OTC market.

The Company has had discussions with the Staff of OTC Markets Group Inc. and believes that it currently satisfies all requirements for trading on The OTCQB Venture Market (the “OTCQB”). Accordingly, the Company plans to promptly file an application to be traded on that market.

The Company desires to proceed with multiple Phase 2 trials in addition to completing its current Phase 3 trial. The Company believes that it will have enhanced ability to raise the funding required for these programs on the OTC as compared with the Nasdaq as the Company will not be subject to the type of the restrictions on its ability to accept financing on the OTC that it has been subject to on Nasdaq. If the Company were to remain listed on Nasdaq, the Company’s understanding is that the aggregation of the financings completed by the Company since May of this year would likely be deemed to preclude any substantial further fundraising until at least sometime in Q1 of 2017.

As previously reported, on November 7, 2016 the Company received a letter from the Nasdaq Staff indicating that the Staff had determined to aggregate a series of financing transactions that were completed between May 15, 2016 and October 13, 2016, although the transactions were in many cases small and diverse, and involved a number of unrelated parties. Based upon the aggregation, the Nasdaq Staff determined that the transactions did not comply with Nasdaq’s Listing Rule 5635(d) since, in the aggregate, they exceeded 20% of the number of shares outstanding prior to May 15, 2016. The Company engaged in remediation discussions with the Nasdaq Staff. However, the Nasdaq Staff ultimately determined not to accept the Company’s proposed plan of remediation. As noted above, given that the Nasdaq Staff determined to aggregate these transactions and that the last transaction did not occur until October 13, 2016, the Company’s understanding is that it would likely be foreclosed from completing further significant financings until at least sometime in Q1 2017.

Due to the fact that the Nasdaq Staff has not accepted the Company’s plan of remediation, the Nasdaq Staff would have issued a letter (the “Staff Determination”) indicating that, unless the Company requested a hearing before an independent Nasdaq Listing Qualifications Panel (the “Panel”) to review the Staff Determination, the Company’s common stock would be subject to delisting from Nasdaq. If the Company requested such a hearing, it would likely have taken place in February, 2017. A request for a hearing would stay any suspension or delisting action pending the hearing and the expiration of any additional extension period granted by the Panel. The Panel would have the discretion to grant the Company an extension period of up to 180 calendar days from the date of the Staff Determination within which the Company would be required to demonstrate compliance with all applicable listing requirements.

In that regard, as previously announced on June 24, 2016, the Company is currently under a grace period for compliance with the $1.00 per share bid price requirement, as set forth in Listing Rule 5550(a)(2), which expires on December 21, 2016. The Company had planned to conduct a Special Meeting shortly after the upcoming Annual Meeting, to obtain shareholder approval for the reverse split and the plan of remediation proposed to the Nasdaq Staff. However, since the plan of remediation was not accepted, the Company is not currently proceeding with the Special Meeting or the reverse stock split.

Notwithstanding the right to a hearing before the Panel, there can be no assurance that the Panel would determine to maintain the listing of the Company on The Nasdaq Capital Market.

The Company’s Board of Directors considered a variety of factors and reached a unanimous decision for the Company to voluntarily withdraw its listing on Nasdaq and undertake the actions necessary to trade on the OTCQB, rather than seeking to remain on Nasdaq and go through the hearing process. Such factors include the likely expenses and uncertainty associated with the hearing process and seeking to regain compliance with Nasdaq Listing Rules, the value to the Company of being able to raise and accept financing to proceed with multiple Phase 2 trials while also completing the Phase 3 trial, the potential availability of such financing on the OTCQB, the Company’s obligations with respect to its outstanding convertible notes as discussed in the next paragraph, and other perceived potential advantages and drawbacks of seeking to maintain the Company’s Nasdaq listing as compared to moving the trading to the OTCQB at this time.

Ceasing to be listed or quoted on Nasdaq will constitute a “Fundamental Change” under the terms of the Company’s Convertible Senior Notes that were issued in August, 2014 and are otherwise due in August, 2017.  Following this change, the Company will have a period of 20 business days, ending in January, within which the Company is obligated to make an offer to repurchase the Notes in accordance with the terms of the indenture relating to the Notes.  There is approximately $11.0 million in aggregate principal amount outstanding. The Company believes that it has several options for addressing this obligation, and will be evaluating those options over the coming weeks, although there can be no assurance that such options will be available or will be on acceptable terms.  If the Company fails to satisfy its obligation, that would result in an event of default under the Notes.

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on developing personalized immunotherapy products designed to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, and on a cost-effective basis, in both the United States and Europe.  The Company has a broad platform technology for DCVax dendritic cell-based vaccines.  The Company’s lead program is a 348-patient Phase III trial in newly diagnosed Glioblastoma multiforme (GBM), which is on a partial clinical hold in regard to new screening of patients. GBM is the most aggressive and lethal form of brain cancer, and is an “orphan disease.”  The Company is under way with a Phase I/II trial with DCVax-Direct for all types of inoperable solid tumor cancers.  It has completed enrollment in the 40-patient Phase I portion of the trial. The Company previously conducted a Phase I/II trial with DCVax-L for metastatic ovarian cancer together with the University of Pennsylvania.

Disclaimer

Statements made in this news release that are not historical facts, including statements concerning future treatment of patients using DCVax and future clinical trials, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “believe,” “intend,” “design,” “plan,” “continue,” “may,” “will,” “anticipate,” and similar expressions are intended to identify forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as risks and uncertainties related to the actions and decisions of Nasdaq, the Company’s ability to transition trading of its common stock to OTCQB, risks related to the Company’s ongoing ability to raise additional capital on the OTC as compared with Nasdaq, risks relating to the Company’s outstanding convertible notes and its ability to repurchase such notes if required, risks relating to any other contracts or securities of the Company affected by the Company’s move from Nasdaq to the OTC, risks related to the Company’s ability to enroll patients in its clinical trials and complete the trials on a timely basis, uncertainties about the clinical trials process, uncertainties about the timely performance of third parties, risks related to whether the Company’s products will demonstrate safety and efficacy, risks relating to the Company’s relationship with Cognate, risks related to the Company’s and Cognate’s abilities to carry out the intended manufacturing and expansions contemplated in the Cognate Agreements, risks related to the Company’s ability to carry out the Hospital Exemption program and risks related to possible reimbursement and pricing.  Additional information on these and other factors, including Risk Factors, which could affect the Company’s results, is included in its Securities and Exchange Commission (“SEC”) filings.  Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement.  You should not place undue reliance on any forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

CONTACT

Les Goldman

202-841-7909

lgoldman@nwbio.com